Exhibit 10.7

March 14, 2017

Matthew Kapusta

38 Devon Road

Chestnut Hill, MA 02467

Dear Matt:

We make reference to the employment agreement dated December 9, 2014, between uniQure, Inc. (together with all of its affiliates, the “Company”) and you (the “Employment Agreement”), by which you have served as Chief Financial Officer of the Company; and to the letter agreement dated October 19, 2016 setting out your compensation arrangements in the role of interim Chief Executive Officer.

The Board of Directors of uniQure N.V. (the “Board”) is pleased to have appointed you as Chief Executive Officer of the Company, effective as of December 14, 2016. In recognition of your appointment as Chief Executive Officer, the Board would like to offer the following amendments and supplements to your Employment Agreement (all terms used but not defined herein shall be as defined in the Employment Agreement):

1.              Position and Duties: Notwithstanding the provisions of sections 1.1 and 1.2 of the Employment Agreement, you will serve as President of uniQure, Inc. and as Chief Executive Officer of the Company, with such authority, duties and responsibilities as are commensurate with such position. You will report directly to the Board. During your tenure as Chief Executive Officer, the Board will recommend to the Company’s shareholders that you be re-elected to the Board.  In addition, you will continue to serve as Chief Financial Officer of the Company on an interim basis until a replacement has been appointed.

2.              Base Salary: The Base Salary provided for in section 4.1 of the Employment Agreement shall be adjusted, effective as of January 1, 2017, to an annual rate of $450,000.00.

3.              Annual Performance Bonus: As set forth in section 4.3 of the Employment Agreement, you will be eligible to receive any annual performance bonus. The target amount of such bonus for 2017 shall be adjusted to 50% of your base salary set forth above.

4.              Option Grant: You will receive an option to purchase up to 175,000 ordinary shares of the Company, at an exercise price per share equal to the closing price on the date on with such grant is approved by the Board. The award shall be governed by the terms and conditions of the Company’s 2014 Share Incentive Plan, as amended, and an Incentive Share Option Agreement provided separately to you.

5.              Restricted Share Units Grant: You will receive an award of 175,000 restricted share units, with 50% vesting on the first anniversary of grant and 50% vesting on the second anniversary of grant. The award shall be governed by the terms and conditions of the Company’s 2014 Share Incentive Plan, as amended, and a Restricted Share Unit Grant Agreement provided separately to you.

6.              In sections 2.3, 4.1, 4.3, and 4.4 of the Employment Agreement, the term “CEO” shall be replaced with “Board of Directors”.

7.              Section 3 of the Employment Agreement shall be replaced in its entirety with the following:

“Term

Unless sooner terminated as provided elsewhere in this Agreement, Employee’s employment under this Agreement shall begin effective as of December 14, 2016 (the “Start Date”) and end at 11:59 p.m. Eastern Time on December 31, 2018 (“Initial Employment Period”). Thereafter, this Agreement shall automatically renew for successive one-year periods, unless either the Board or Executive provides written notice to the other at least ninety (90) days prior to the termination of the Initial Employment Period or any renewal period stating said party’s desire to terminate this Agreement. The Initial Employment Period and any extension or renewal thereof shall be referred to herein together as the “Employment Period”. Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Section 9 hereof.”

8.              Section 4.9 of the Employment Agreement shall be replaced in its entirety with the following:

“Paid Time Off and Holidays.  Executive shall be entitled to accrue twenty-five (25) days of paid time off in each calendar year during the term of this Agreement, which shall accrue ratably at the rate of 2.08 days per month.  Executive is also entitled to all paid holidays observed by the Company in the United States.  Executive shall have all rights and be subject to all obligations and responsibilities with respect to paid time off and holidays as are set forth in the Company’s employee manual or other applicable policies and procedures.”

9.              In section 9.5 of the Employment Agreement, “Good Reason” shall also be deemed to include the Executive ceasing to serve as CEO or member of the Board.

10.       Section 9.6 of the Employment Agreement shall be replaced in its entirety with the following:

“Separation Benefits.

a.              Should Executive experience a termination of employment during the Employment Period pursuant to Section 9.1(a) or Section 9.1(b) above, in addition to the Accrued Benefits Executive shall also be entitled to a lump sum Bonus as set forth in and subject to Section 4.3 to be paid no later than three (3) months following the end of the fiscal year in which the termination occurs.

b.              Should Executive experience a termination of employment during the Employment Period pursuant to Section 9.1(e)-(h) above, then, in addition to the Accrued Benefits, Executive shall be entitled to:

(1)         Continued payment of Executive’s then current Base Salary rate (less necessary withholdings and authorized deductions), payable pursuant to the Company’s regular payroll practices in effect at the time, for the twelve (12) month period following the termination date.  Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment.

(2)         Provided that the Executive and his eligible dependents, if any, are participating in the Company’s group health, dental and vision plans on the termination date and elect on a timely basis to continue that participation in some or all of the offered plans through the federal law commonly known as “COBRA,” the Company will pay or reimburse Executive for Executive’s full COBRA premiums (i.e., employer and employee portion) until the earlier to occur of: (a) the twelve (12) months anniversary of Executive’s termination date, (b) the date Executive becomes eligible to enroll in the health, dental and/or vision plans of another employer, (c) the date Executive (and/or his eligible dependents, as applicable) is no longer eligible for COBRA coverage, or (d) the Company in good faith determines that payments under this paragraph 9.6(b) would result in a discriminatory health plan pursuant to the Patient Protection and Affordable Care Act of 2010, as amended, and any guidance or regulations promulgated thereunder (collectively, “PPACA”) (such benefit, the “Continuation Health Benefit”). The Executive agrees to notify the Company promptly if he becomes eligible to enroll in the plans of another employer or if he or any of his dependents cease to be eligible to continue participation in the Company’s plans through COBRA. Notwithstanding the foregoing, if the Company’s payment of a portion of the Executive’s COBRA continuation coverage will be considered discriminatory under the PPACA, the Company shall not pay for or reimburse any portion of the Executive’s COBRA continuation coverage upon his termination of employment.

(3)         A lump sum Bonus as set forth in and subject to Section 4.3 to be paid no later than sixty (60) days after the termination date.

(4)         Accelerated vesting of any and all options or restricted share unit awards which remain unvested as of Executive’s termination date; and accelerated vesting of any and all performance share unit awards to the extent then earned (or deemed, in the reasonable discretion of the Board, to have been achieved or reasonably expected to be achieved within the performance period) which remain unvested as of Executive’s termination date.

c.               Should Executive experience a termination of employment during the Employment Period pursuant to Section 9.1(i), then, in addition to the Accrued Benefits, Executive shall be entitled to:

1.                          a lump sum payment equal to Executive’s then-current Base Salary (less necessary withholdings and authorized deductions) to be paid no later than sixty (60) days after the termination date;

2.                          the Continuation Health Benefit;

3.                          A lump sum Bonus as set forth in and subject to Section 4.3 to be paid no later than three (3) months following the end of the fiscal year in which the termination occurs; and

4.                          Accelerated vesting of any and all equity awards which remain unvested as of Executive’s termination date.

The Company and Executive agree that any severance payments provided for in this section 9.6 do not result in extending employment beyond the termination date.”

11.       Section 9.6 d. of the Employment Agreement shall be deleted in its entirety.

All payments under this agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this agreement all federal, state, and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  You shall be solely responsible for all federal, state, and local taxes due with respect to any payment received under this agreement or otherwise in connection with your employment.

With the exception of the changes stated above, the terms and conditions of employment set out in your Employment Agreement remain the same.  This letter shall form a part of the Employment Agreement and shall be governed by the terms of the Employment Agreement.

Best regards,

/s/ Philip Astley-Sparke

Philip Astley-Sparke
Chairman of the Board of Directors

This letter and my Employment Agreement, together, constitute the entire agreement between the Company and me with respect to my employment with the Company and may not be altered or amended unless in writing and signed by both parties.

/s/ Matthew Kapusta
Matthew Kapusta

March 14, 2017
Date